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                                                                     EXHIBIT 3.2

                                    FORM OF

                          SECOND AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                FAIRMARKET, INC.

         FairMarket, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. The name of the Corporation is FairMarket, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was February 20, 1997 (the "Original Certificate").

         2. This Amended and Restated Certificate of Incorporation (the "Certificate") amends, restates and integrates the provisions of the Original Certificate, and (i) was duly adopted by the Board of Directors of the Corporation (the "Board of Directors") in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (the "DGCL"), (ii) was declared by the Board of Directors to be advisable and in the best interests of the Corporation and was directed by the Board of Directors to be submitted to and considered by the stockholders of the Corporation entitled to vote thereon in accordance with the DGCL and (iii) was duly adopted by the stockholders in accordance with the provisions of the DGCL and the terms of the Original Certificate.

         3. The text of the Original Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.



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                                    ARTICLE I

         The name of the Corporation is FairMarket, Inc.

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

                                   ARTICLE IV

                                  CAPITAL STOCK

         The total number of shares of capital stock which the Corporation shall have authority to issue is ___________ (________) shares, of which (i) shares shall be Common Stock, par value $0.001 per share, (ii) _____________ (_________) shares shall be Series A Preferred Stock, par value $ ___ per share (the "Series A Preferred Stock"), (iii) _______ (______) shares shall be Series B Preferred Stock, par value $_____ per share (the "Series B Preferred Stock"),
(iv) ________ (_______) shares shall be Series C Preferred Stock, par value $_____ per share (the "Series C Preferred Stock"), (v) _________ (_______) shares shall be Series D Preferred Stock, par value $_____ per share (the "Series D Preferred Stock") (together, the "Convertible Preferred Stock") and
(vi) _____________ (_________) shares shall be undesignated preferred stock, par value $ ___ per share (the "Undesignated Preferred Stock" and, together with the Convertible Preferred Stock, the "Preferred Stock").

         Except as otherwise restricted by this Certificate, the Board of Directors may, at any time and from time to time, if all of the shares of capital stock which the Corporation is authorized by this Certificate to issue have not been issued, subscribed for, or otherwise committed to be issued, issue or take subscriptions for additional shares of its capital stock up to the amount authorized in this Certificate to such person or persons and for such lawful consideration as it may deem appropriate, and generally in its absolute discretion to determine the terms and the manner of disposition of such authorized but unissued capital stock.

         Any and all such shares issued for which the full consideration has been paid or delivered shall be deemed fully paid shares of capital stock, and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

         The number of authorized shares of the class of Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote, without a vote of the holders of the Preferred Stock (subject to the terms of the


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Convertible Preferred Stock and except as otherwise provided in any certificate of designation of any series of Undesignated Preferred Stock).

         The designations, powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

                                 A. COMMON STOCK

         Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Article IV (or in any certificate of designation of any series of Undesignated Preferred Stock):

                  (a) the holders of the Common Stock shall have the exclusive right to vote for the election of Directors and on all other matters requiring stockholder action, each share being entitled to one vote;

                  (b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof; and

                  (c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.




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                         B. CONVERTIBLE PREFERRED STOCK




          1.   Dividend Provisions.

               (a) No dividends or other distributions shall be authorized, declared, paid or set apart for payment on any shares of Common Stock or Preferred Stock unless at the same time (i) a dividend is declared or paid upon, or distribution made on, the shares of Series C Preferred Stock and Series D Preferred Stock equal to the greater of (A) with respect to the Series C Preferred Stock, $.137 per share per annum (as adjusted for any stock splits, stock dividends, recapitalizations or the like) and with respect to the Series D Preferred Stock, $.56 per annum (as adjusted for any stock splits, stock dividends, recapitalizations or the like), and (B) an amount equal to that paid on any other outstanding shares of this corporation (assuming conversion of the Series C Preferred Stock and Series D Preferred Stock as of the record date for such dividend or distribution), and (ii) a dividend is declared or paid upon, or distribution made on, the shares of Series A Preferred Stock and Series B Preferred Stock in an amount equal to that paid on any other outstanding shares of this corporation (assuming conversion of the Series A Preferred Stock and Series B Preferred Stock as of the record date for such dividend or distribution). Dividends shall not be cumulative.

          2.   LIQUIDATION PREFERENCE.

               (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Series A Preferred Stock, the holders of Series B Preferred Stock or the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) $1.714 for each outstanding share of Series C Preferred Stock (the "Original Series C Issue Price"), (ii) $7.00 for each outstanding share of Series D Preferred Stock (the "Original Series D Issue Price") and (iii) declared but unpaid dividends on such shares


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(subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock and Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock and Series D Preferred Stock in proportion to the full preferential amount to which each such holder would otherwise be entitled pursuant to this subsection (a).

     Upon completion of the distribution required by subsection (a) of this
Section 2, if assets remain in this corporation, the holders of Series A Preferred Stock and Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of the Common Stock by reason of their ownership thereof, (A) in the case of the Series A Preferred Stock, an amount per share equal to the sum of (i) $.6626 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price") and (ii) an amount equal to declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like), and (B) in the case of the Series B Preferred Stock, an amount per share equal to the sum of (i) $1.1111 for each outstanding share of Series B Preferred Stock (the "Original Series B Issue Price") and (ii) an amount equal to declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like). If upon the occurrence of such event, the remaining assets and funds thus distributed among the holders of the Series A Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under this subsection (a).

               (b)  Upon completion of the distribution required by subsection
(a) of this Section 2, all of the remaining assets of this corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

               (c) (i) For purposes of this Section 2, a liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of this corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of this corporation; or (B) a sale of all or substantially all of the assets of this corporation.

                    (ii) In any of such events, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:


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                         (A)  Securities not subject to investment letter or
other similar restrictions on free marketability covered by (B) below:

                              (1)  If traded on a securities exchange or through
the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

                              (2)  If actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                              (3)  If there is no active public market, the
value shall be the fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                         (B)  The method of valuation of securities subject to
investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                    (iii) In the event the requirements of this Section 2(a) are not complied with, this corporation shall forthwith either:

                         (A)  cause such closing to be postponed until such time
as the requirements of this Section 2 have been complied with; or

                         (B)  cancel such transaction, in which event the
rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(c)(iv) hereof.

                    (iv) This corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting, if any, called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation


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has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

          3.   REDEMPTION.

     The Preferred Stock is not redeemable.

          4. CONVERSION. The holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (a) RIGHT TO CONVERT. Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price, the Original Series B Issue Price, the Original Series C Issue Price or the Original Series D Issue Price, as the case may be, by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be the Original Series A Issue Price, the Original Series B Issue Price, the Original Series C Issue Price and the Original Series D Issue Price, respectively; provided, however, that the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).

               (b) AUTOMATIC CONVERSION. Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock immediately upon the earlier of (i) this corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended, the public offering price of which was not less than $7.00 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like) and $15,000,000 in the aggregate or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (voting together as a single class and not as a separate series, and on an as-converted basis).

               (c) MECHANICS OF CONVERSION. Before any holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock shall be


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entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock shall not be deemed to have converted such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock until immediately prior to the closing of such sale of securities.

               (d) CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK FOR CERTAIN DILUTIVE ISSUANCES, SPLITS AND COMBINATIONS. The Conversion Price of the Series A Preferred, Series B Preferred, Series C Preferred Stock and Series D Preferred Stock shall be subject to adjustment from time to time as follows:

                    (i) (A) If this corporation shall issue, after the date upon which any shares of Series D Preferred Stock were first issued (the "Purchase Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series C Preferred Stock or Series D Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such Series C Preferred Stock or Series D Preferred Stock, as applicable, in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 4(d)(i)(E)(1) or (2)) (but not including shares excluded from the definition of Additional Stock by Section 4(d)(ii)(B)) plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately


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prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 4(d)(i)(E)(1) or (2)) (but not including shares excluded from the definition of Additional Stock by subsection 4(d)(ii)(B)) plus the number of shares of such Additional Stock.

                         (B)  No adjustment of the Conversion Price for the
Series C Preferred Stock or Series D Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                         (C)  In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor.

                         (D)  In the case of the issuance of the Common Stock
for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                         (E)  In the case of the issuance after the Purchase
Date of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4(d)(i) and subsection 4(d)(ii):

                              (1)  The aggregate maximum number of shares of
Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

                              (2)  The aggregate maximum number of shares of
Common Stock deliverable upon conversion of, or in exchange for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of


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accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

                              (3)  In the event of any change in the number of
shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 4(d)(i)(A)), the Conversion Price of the Series C Preferred Stock or the Series D Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                              (4)  Upon the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series C Preferred Stock and the Series D Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 4(d)(i)(A)), shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                              (5)  The number of shares of Common Stock deemed
issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

                    (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation after the Purchase Date other than:

                         (A)  Common Stock issued pursuant to a transaction
described in subsection 4(d)(iii) hereof;

                         (B)  up to 4,171,237 shares of Common Stock (excluding
shares repurchased at cost by this corporation in connection with the termination of


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service) issuable or issued to employees, consultants, directors or vendors (if in transactions with primarily non-financing purposes) of this corporation directly or pursuant to a stock option plan or restricted stock plan or similar plan approved by the Board of Directors of this corporation; or

                         (C)  Common Stock issued in connection with a Board
approved acquisition by this corporation of stock or assets of another entity by means of purchase, merger, consolidation or otherwise.

                    (iii) In the event this corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

                    (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

               (e) OTHER DISTRIBUTIONS. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D
Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.


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               (f)  RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

               (g) NO IMPAIRMENT. This corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock against impairment.

               (h)  NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.

                    (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series
D Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                    (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock pursuant to this
Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

               (i) NOTICES OF RECORD DATE. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               (j) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Restated Certificate of Incorporation.

               (k)  NOTICES. Any notice required by the provisions of this
Section 4 to be given to the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, shall be deemed given five days after being deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

          5.   VOTING RIGHTS.

               (a) GENERAL VOTING RIGHTS. The holder of each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series
D Preferred Stock, shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and
Series D Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

               (b) VOTING FOR THE ELECTION OF DIRECTORS. As long as at least a majority of the shares of Series C Preferred Stock originally issued remain outstanding, the holders of such shares of Series C Preferred Stock shall be entitled to elect one (1) director of this corporation at each annual election of directors. As long as at least a majority of the shares of Series B Preferred Stock originally issued remain outstanding, the holders of such shares of Series B Preferred Stock shall be entitled to elect one (1) director of the this corporation at each annual election of directors. The holders of a majority of the outstanding capital stock of the Company shall be entitled to elect the remaining directors of this corporation at each annual election of directors.

     In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section 5(b), the remaining directors so elected by that class or series may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of a majority of the shares of that class or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to unanimous written consent.

          6.   PROTECTIVE PROVISIONS.

               (a) So long as any shares of Series C Preferred Stock or Series D Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock and Series D Preferred Stock, voting together as a class:

                    (i) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of this corporation is disposed of;

                    (ii) authorize or issue, or obligate itself to issue, any other equity security (including any other security convertible into or exercisable for any equity security) having a preference over the Series C Preferred Stock or Series D Preferred Stock with respect to dividends, liquidation, redemption or voting;

                    (iii) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment or (ii) the redemption of any share or shares of Preferred Stock in accordance with Section 3; or

                    (iv) change the authorized number of directors of this corporation.

               (b) So long as any shares of Series C Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, voting as a class:

                    (i) alter or change the rights, preferences or privileges of the shares of Series C Preferred Stock so as to adversely affect the shares of Series C Preferred Stock; or

                    (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series C Preferred Stock.

               (c) So long as any shares of Series D Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock, voting as a class:

                    (i) alter or change the rights, preferences or privileges of the shares of Series D Preferred Stock so as to adversely affect the shares of Series D Preferred Stock; or

                    (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series D Preferred Stock.

          7. Status of Redeemed or Converted Stock. In the event any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock shall be redeemed or converted pursuant to Section 3 or
Section 4 hereof, the shares so redeemed or converted shall be cancelled and shall not be issuable by this corporation.

                         C. UNDESIGNATED REFERRED STOCK

         1. AUTHORITY TO ISSUE. The total number of shares of Undesignated Preferred Stock which the Corporation shall have authority to issue is ________ (________) shares.


Subject to any limitations prescribed by law, the Board of Directors or any authorized committee thereof is expressly authorized to provide for the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

         2. POWERS, PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND RESTRICTION OF EACH SERIES OF UNDESIGNATED PREFERRED STOCK. The Board of Directors or any authorized committee thereof shall have the right to determine or fix one or more of the following with respect to each series of Undesignated Preferred Stock to the fullest extent permitted by law:

                  (a) The distinctive serial designation and the number of shares constituting such series;

                  (b) The dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating and other rights, if any, with respect to dividends;

                  (c) The voting rights and powers, full or limited, if any, of the shares of such series;

                  (d) Whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

                  (e) The amount or amounts payable upon the shares of such series and any preferences applicable thereto in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                  (f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

                  (g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

                  (h) The consideration for which the shares of such series shall be issued;

                  (i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of Undesignated Preferred Stock (or series thereof) and whether such shares may be reissued as shares of the same or any other class or series of stock; and

                  (j) Such other powers, preferences, rights, qualifications, limitations and restrictions thereof as the Board of Directors or any authorized committee thereof may deem advisable.

                                    ARTICLE V

                               STOCKHOLDER ACTION

         1. ACTION WITHOUT MEETING. Except as otherwise provided herein, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

         2. SPECIAL MEETINGS. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

                                   ARTICLE VI

                                    DIRECTORS

         1. GENERAL. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

         2. ELECTION OF DIRECTORS. Election of Directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

         3. TERMS OF DIRECTORS. The number of Directors of the Corporation shall be fixed solely by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series or class of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as possible. The initial Class I Directors of the Corporation shall be ___________; the initial Class II Directors of the Corporation shall be ___________; and the initial Class III Directors of the Corporation shall be ________. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in _______, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in __________, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in ________. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

         Notwithstanding the foregoing, whenever, pursuant to the provisions of
Article IV of this Certificate, the holders of any one or more series or class of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designation applicable thereto, and such Directors so elected shall not be divided into classes pursuant to this
Article VI.3.

         4. VACANCIES. Subject to the rights, if any, of the holders of any series or class of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Subject to the rights, if any, of the holders of any series or class of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned; PROVIDED, HOWEVER, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

         5. REMOVAL. Subject to the rights, if any, of any series or class of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of Directors. At least thirty (30) days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal shall be sent to the Director whose removal will be considered at the meeting.

                                   ARTICLE VII

                             LIMITATION OF LIABILITY

         A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

         Any repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.


                                  ARTICLE VIII

                              AMENDMENT OF BY-LAWS

         1. AMENDMENT BY DIRECTORS. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

         2. AMENDMENT BY STOCKHOLDERS. The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose as provided in the By-laws, by the affirmative vote of at least 75% of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment or repeal, voting together as a single class; PROVIDED, HOWEVER, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the shares present in person or represented by proxy at such meeting and entitled to vote on such amendment or repeal, voting together as a single class.

                                   ARTICLE IX

                    AMENDMENT OF CERTIFICATE OF INCORPORATION

         The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. No amendment or repeal of this Certificate shall be made unless the same is first approved by the Board of Directors pursuant to a resolution adopted by the Board of Directors in accordance with Section 242 of the DGCL, and, except as otherwise provided by law, thereafter approved by the stockholders. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of voting stock that is required by this Certificate or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; PROVIDED, HOWEVER, that the affirmative vote of not less than 75% of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII or Article IX of this Certificate.

                                 [End of Text]

     THIS SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this ____ day of __________, ____.


                                          FairMarket, Inc.


                                          By: ________________________________
                                              Name:  _________________________
                                              Title: _________________________